Exhibit 99

Investor Contact: Media Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike—zimmerman@mgic.com Katie Monfre, Corporate Communications, (414) 347-2650, katie—monfre@mgic.com

MGIC Investment Corporation
Reports Fourth Quarter 2009 Results

MILWAUKEE (January 26, 2010) — MGIC Investment Corporation (NYSE:MTG) today reported a net loss for the quarter ended December 31, 2009 of $280.1 million, compared with a net loss of $275.6 million for the same quarter a year ago. Diluted loss per share was $2.25 for the quarter ending December 31, 2009, compared to diluted loss per share of $2.23 for the same quarter a year ago.

The net loss for the full year ending December 31, 2009 was $1.322 billion, compared with a net loss of $525.4 million for the full year 2008. For the full year of 2009, diluted loss per share was $10.65 compared with a diluted loss per share of $4.61 for the full year 2008.

Curt S. Culver, chairman and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (“MGIC”), said the weak economy, higher unemployment and lower home prices have resulted in an increase in the delinquent inventory and elevated incurred losses. He added that he was pleased to report a sequential decline in the number of new notices received and that the new insurance written, since the implementation of the underwriting guidelines in early 2008, is improving the overall credit risk profile of the insurance in force.

Total revenues for the fourth quarter were $405.5 million, compared with $411.5 million in the fourth quarter last year. Net premiums written for the quarter were $286.9 million, compared with $360.8 million for the same period last year. Net premiums written for the full year of 2009 were $1.243 billion, compared with $1.466 billion for the full year of 2008. Included in other revenue, for the fourth quarter of 2009, was a gain of $1.0 million that resulted from the repurchase of $7.65 million of long term debt due in September 2011.

New insurance written in the fourth quarter was $3.0 billion, compared to $5.5 billion in the fourth quarter of 2008. In addition, the Home Affordable Refinance Program accounted for $630.1 million of insurance that is not included in the new insurance written total due to these transactions being treated as a modification of the coverage on existing insurance in force. New insurance written for the full year 2009 was $19.9 billion compared to $48.2 billion for the full year 2008. Persistency, or the percentage of insurance remaining in force from one year prior, was 84.7 percent at December 31, 2009, compared with 84.4 percent at December 31, 2008, and 76.4 percent at December 31, 2007.

As of December 31, 2009, MGIC’s primary insurance in force was $212.2 billion, compared with $227.0 billion at December 31, 2008, and $211.7 billion at December 31, 2007. The fair value of MGIC Investment Corporation’s investment portfolio, cash and cash equivalents was $8.4 billion at December 31, 2009, compared with $8.1 billion at December 31, 2008, and $6.2 billion at December 31, 2007. In the fourth quarter of 2009, we recorded a tax benefit of $257.7 million, which primarily reflects the recently enacted legislation that expands the carryback period for certain net operating losses from 2 years to 5 years.

At December 31, 2009, the percentage of loans that were delinquent, excluding bulk loans, was 15.46 percent, compared with 9.51 percent at December 31, 2008, and 4.99 percent at December 31, 2007. Including bulk loans, the percentage of loans that were delinquent at December 31, 2009 was 18.41 percent, compared to 12.37 percent at December 31, 2008, and 7.45 percent at December 31, 2007.

Losses incurred in the fourth quarter were $880.9 million down from $903.4 million reported for the same period last year primarily due to a smaller increase in the default inventory as well as a decrease in estimated severity, somewhat offset by an increase in estimated claim rates and a smaller benefit from captive arrangements. Losses incurred were materially mitigated by rescissions in both periods. Net underwriting and other expenses were $56.2 million in the fourth quarter as compared to $63.7 million reported for the same period last year.

Wall Street Bulk transactions, as of December 31, 2009, included approximately 100,000 loans with insurance in force of approximately $16.4 billion and risk in force of approximately $4.8 billion. The $193.2 million premium deficiency reserve as of December 31, 2009 reflects the present value of expected future losses and expenses that exceeded the present value of expected future premium and already established loss reserves. Within the premium deficiency calculation, our present value of expected future paid losses and expenses was $2,157 million, offset by the present value of expected future premium of $427 million and already established loss reserves of $ 1,537 million.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $212.2 billion primary insurance in force covering 1.36 million mortgages as of December 31, 2009. MGIC serves over 3,300 lenders with locations across the country, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

Webcast Details
As previously announced, MGIC Investment Corporation will hold a webcast on, January 26, 2010, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The call is being webcast and can be accessed at the company’s website at http://mtg.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay on the company’s website through February 26, 2010 under Investor Information.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics are both available on the Company’s website at http://mtg.mgic.com under Investor Information, Presentations/Webcasts.

Safe Harbor Statement

Forward Looking Statements and Risk Factors:

Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission. These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe”, “anticipate”, “will” or “expect”, or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.

While our plan to write new insurance in MGIC Indemnity Corporation (“MIC”) is moving forward, we cannot guarantee that even if it is implemented it will allow us to continue to write new insurance in the future.

     For some time, we have been working to implement a plan to write new mortgage insurance in MIC, which is driven by our belief that in the future MGIC will not meet minimum regulatory capital requirements to write new business and may not be able to obtain appropriate waivers of these requirements in all jurisdictions in which they are present. Absent the waiver granted by the Office of the Commissioner of Insurance for the State of Wisconsin (“OCI”) referred to below, a failure to meet Wisconsin’s minimum capital requirements would have prevented MGIC from writing new business anywhere. Also, absent a waiver in a particular jurisdiction, failure of MGIC to meet minimum capital requirements of that jurisdiction would prevent MGIC from writing business there. In addition to Wisconsin, these minimum capital requirements are present in 16 jurisdictions while the remaining jurisdictions in which MGIC does business do not have specific capital requirements applicable to mortgage insurers. Before MIC can begin writing new business, the OCI must specifically authorize MIC to do so and MIC must obtain or update licenses in the jurisdictions where it will transact business. In addition, as a practical matter, MIC’s ability to write mortgage insurance depends on being approved as an eligible mortgage insurer by Fannie Mae and/or Freddie Mac (together, the “GSEs”).

     On October 14, 2009, we, MGIC and MIC entered into an agreement (the “Fannie Mae Agreement”) with Fannie Mae under which MGIC agreed to contribute $200 million to MIC and Fannie Mae approved MIC as an eligible mortgage insurer through December 31, 2011 subject to the terms of the Fannie Mae Agreement. The contribution to MIC was made on October 21, 2009. Under the Fannie Mae Agreement, MIC will be eligible to write mortgage insurance only if the OCI grants MGIC a waiver from Wisconsin’s minimum capital requirements to write new business and only in those 16 other jurisdictions in which MGIC cannot write new insurance due to MGIC’s failure to meet regulatory capital requirements applicable to mortgage insurers and if MGIC fails to obtain relief from those requirements or a specified waiver of them. On December 2, 2009, the OCI issued an order waiving, until December 31, 2011, the requirement that MGIC maintain a specific level of minimum policyholders position to write new business. The waiver may be modified, terminated or extended by the OCI in its sole discretion. MGIC has applied for waivers in all jurisdictions that have the regulatory capital requirements. Some jurisdictions have denied the request because a waiver is not authorized under the jurisdictions’ statutes or regulations and others may deny the request on other grounds. The Fannie Mae Agreement, including certain restrictions imposed on us, MGIC and MIC, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the Securities and Exchange Commission on October 16, 2009.

     We have been working closely with Freddie Mac to approve MIC as an eligible mortgage insurer. Freddie Mac has informed us that they expect to communicate their decision on MIC’s eligibility in the near future. There can be no assurance that Freddie Mac will approve MIC as an eligible mortgage insurer.

     In July 2009, the OCI approved a transaction under which MGIC would have contributed more than $200 million to MIC and MIC would have written mortgage insurance in all jurisdictions in place of MGIC. On December 2, 2009, the OCI approved a change to this transaction under which MIC will be eligible to write new mortgage guaranty insurance policies only in jurisdictions where MGIC does not meet minimum capital requirements similar to those waived by the OCI and does not obtain a waiver of those requirements from that jurisdiction’s regulatory authority. The OCI must still specifically authorize MIC to begin writing new business before MIC can do so. There can be no assurance that we will be able to obtain, in a timely fashion or at all, the approval from OCI necessary for MIC to write new insurance in any jurisdiction. Similarly, there can be no assurances that MIC will receive the necessary approvals from any or all of the jurisdictions in which MGIC would be prohibited from doing so due to MGIC’s failure to meet applicable regulatory capital requirements.

     Under the Fannie Mae Agreement, MIC has been approved as an eligible mortgage insurer by Fannie Mae only though December 31, 2011. Whether MIC will continue as an eligible mortgage insurer after that date will be determined by Fannie Mae’s mortgage insurer eligibility requirements then in effect. Further, under the Fannie Mae Agreement MGIC cannot capitalize MIC with more than a $200 million contribution without prior approval from Fannie Mae, which limits the amount of business MIC can write. We believe that the amount of capital that MGIC has contributed to MIC will be sufficient to write business for the term of the Fannie Mae Agreement in the jurisdictions in which MIC is eligible to do so. Depending on the level of losses that MGIC experiences in the future, however, it is possible that regulatory action by one or more jurisdictions, including those that do not have specific regulatory capital requirements applicable to mortgage insurers, may prevent MGIC from continuing to write new insurance in some or all of the jurisdictions in which MIC is not eligible to write business.

     A failure to meet the specific minimum regulatory capital requirements to insure new business does not mean that MGIC does not have sufficient resources to pay claims on its insurance. Even in scenarios in which losses materially exceed those that would result in not meeting such requirements, we believe that we have claims paying resources at MGIC that exceed our claim obligations on our insurance in force. Our estimates of our claims paying resources and claim obligations are based on various assumptions, including our anticipated rescission activity.

We may not continue to realize benefits from rescissions at the levels we have recently experienced and we may not prevail in proceedings challenging whether our rescissions were proper.

     Historically, claims submitted to us on policies we rescinded were not a material portion of our claims resolved during a year. However, beginning in 2008 rescissions have materially mitigated our paid losses. In 2009, rescissions mitigated our paid losses by $1.2 billion, which includes amounts that would have resulted in either a claim payment or been charged to a deductible under a bulk or pool policy, and may have been charged to a captive reinsurer. While we have a substantial pipeline of claims investigations that we expect will eventually result in future rescissions, we can give no assurance that rescissions will continue to mitigate paid losses at the same level we have recently experienced.

     In addition, if the insured disputes our right to rescind coverage, whether the requirements to rescind are met ultimately would be determined by arbitration or judicial proceedings. Objections to rescission may be made several years after we have rescinded an insurance policy. One lender has filed a lawsuit against MGIC alleging that MGIC has denied, and continues to deny, valid mortgage insurance claims. For more information about this lawsuit, see the risk factor titled, “We are subject to the risk of private litigation and regulatory proceedings.” In addition, we continue to have discussions with other lenders regarding their objections to rescissions that in the aggregate are material and are involved in arbitration proceedings with respect to an immaterial amount of rescissions.

     In addition, our loss reserving methodology incorporates the effects rescission activity are expected to have on the losses we will pay on our delinquent inventory. A variance between ultimate actual rescission rates and these estimates could materially affect our losses. See the risk factor titled, “Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.”

Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.

     The majority of our insurance written is for loans sold to Fannie Mae and Freddie Mac. As a result, the business practices of the GSEs affect the entire relationship between them and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation) when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level delivery fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs.

     In September 2008, the Federal Housing Finance Agency (“FHFA”) was appointed as the conservator of the GSEs. As their conservator, FHFA controls and directs the operations of the GSEs. The appointment of FHFA as conservator, the increasing role that the federal government has assumed in the residential mortgage market, our industry’s inability, due to capital constraints, to write sufficient business to meet the needs of the GSEs or other factors may increase the likelihood that the business practices of the GSEs change in ways that may have a material adverse effect on us. In addition, these factors may increase the likelihood that the charters of the GSEs are changed by new federal legislation. Such changes may allow the GSEs to reduce or eliminate the level of private mortgage insurance coverage that they use as credit enhancement. The Obama administration has announced that it will announce its plans regarding the future of the GSEs in early 2010.

     For a number of years, the GSEs have had programs under which on certain loans lenders could choose a mortgage insurance coverage percentage that was only the minimum required by their charters, with the GSEs paying a lower price for these loans (“charter coverage”). The GSEs have also had programs under which on certain loans they would accept a level of mortgage insurance above the requirements of their charters but below their standard coverage without any decrease in the purchase price they would pay for these loans (“reduced coverage”). Effective January 1, 2010, Fannie Mae broadly expanded the types of loans eligible for charter coverage. Fannie Mae has also announced that it would eliminate its reduced coverage program in the second quarter of 2010. During the third and fourth quarters of 2009, a majority of our volume was on loans with GSE standard coverage, a substantial portion of our volume has been on loans with reduced coverage, and a minor portion of our volume has been on loans with charter coverage. We charge higher premium rates for higher coverages. To the extent lenders selling loans to Fannie Mae choose charter coverage for loans that we insure, our revenues would be reduced and we could experience other adverse effects.

     Both of the GSEs have policies which provide guidelines on terms under which they can conduct business with mortgage insurers with financial strength ratings below Aa3/AA-. For information about how these policies could affect us, see the risk factor titled “MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements.”

A downturn in the domestic economy or a decline in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.

     Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues affecting lenders or other factors. The residential mortgage market in the United States has for some time experienced a variety of worsening economic conditions, including a material decline in housing values that has been nationwide, with declines continuing in a number of areas. The recession that began in December 2007 may result in further deterioration in home values and employment. In addition, even were this recession to end formally, home values may continue to deteriorate and unemployment levels may continue to increase or remain elevated.

The mix of business we write also affects the likelihood of losses occurring.

     Even when housing values are stable or rising, certain types of mortgages have higher probabilities of claims. These segments include loans with loan-to-value ratios over 95% (including loans with 100% loan-to-value ratios or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or total debt-to-income ratios of 38% or higher, as well as loans having combinations of higher risk factors. As of December 31, 2009, approximately 60% of our primary risk in force consisted of loans with loan-to-value ratios equal to or greater than 95%, 9.1% had FICO credit scores below 620, and 12.4% had limited underwriting, including limited borrower documentation. A material portion of these loans were written in 2005 — 2007 and through the first quarter of 2008. (In accordance with industry practice, loans approved by GSEs and other automated underwriting systems under “doc waiver” programs that do not require verification of borrower income are classified by us as “full documentation.” For additional information about such loans, see footnote (1) to the Additional Information at the end of this press release.)

     Beginning in the fourth quarter of 2007 we made a series of changes to our underwriting guidelines in an effort to improve the risk profile of our new business. Requirements imposed by new guidelines, however, only affect business written under commitments to insure loans that are issued after those guidelines become effective. Business for which commitments are issued after new guidelines are announced and before they become effective is insured by us in accordance with the guidelines in effect at time of the commitment even if that business would not meet the new guidelines. For commitments we issue for loans that close and are insured by us, a period longer than a calendar quarter can elapse between the time we issue a commitment to insure a loan and the time we receive the payment of the first premium and report the loan in our risk in force, although this period is generally shorter.

     The changes to our underwriting guidelines since the fourth quarter of 2007 include the creation of two tiers of “restricted markets.” Our underwriting criteria for restricted markets do not allow insurance to be written on certain loans that could be insured if the property were located in an unrestricted market. Beginning in September 2009, we removed several markets from our restricted markets list and moved several other markets from our Tier Two restricted market list (for which our underwriting guidelines are most limiting) to our Tier One restricted market list.

     As of December 31, 2009, approximately 3.6% of our primary risk in force written through the flow channel, and 42.2% of our primary risk in force written through the bulk channel, consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. We believe that when the reset interest rate significantly exceeds the interest rate at loan origination, claims on ARMs would be substantially higher than for fixed rate loans. Moreover, even if interest rates remain unchanged, claims on ARMs with a “teaser rate” (an initial interest rate that does not fully reflect the index which determines subsequent rates) may also be substantially higher because of the increase in the mortgage payment that will occur when the fully indexed rate becomes effective. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.

     Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will prove adequate to compensate for actual losses even under our current underwriting guidelines. We do, however, believe that given the various changes in our underwriting guidelines that were effective beginning in the first quarter of 2008, our insurance written beginning in the second quarter of 2008 will generate underwriting profits.

Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses, our earnings may be adversely affected by losses disproportionately in certain periods.

     In accordance with GAAP for the mortgage insurance industry, we establish loss reserves only for loans in default. Reserves are established for reported insurance losses and loss adjustment expenses based on when notices of default on insured mortgage loans are received. Reserves are also established for estimated losses incurred on notices of default that have not yet been reported to us by the servicers (this is what is referred to as “IBNR” in the mortgage insurance industry). We establish reserves using estimated claims rates and claims amounts in estimating the ultimate loss. Because our reserving method does not take account of the impact of future losses that could occur from loans that are not delinquent, our obligation for ultimate losses that we expect to occur under our policies in force at any period end is not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses may have a material impact on future results as losses emerge.

Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.

     We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent what we believe best reflect the estimate of what will actually be paid on the loans in default as of the reserve date and incorporates anticipated mitigation from rescissions.

     The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, including unemployment, leading to a reduction in borrowers’ income and thus their ability to make mortgage payments, a drop in housing values that could materially reduce our ability to mitigate potential loss through property acquisition and resale or expose us to greater loss on resale of properties obtained through the claim settlement process and mitigation from rescissions being materially less than assumed. Changes to our estimates could result in material impact to our results of operations, even in a stable economic environment, and there can be no assurance that actual claims paid by us will not be substantially different than our loss reserves.

The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.

     We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel the mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.

     In January 2008, we announced that we had decided to stop writing the portion of our bulk business that insures loans which are included in Wall Street securitizations because the performance of loans included in such securitizations deteriorated materially in the fourth quarter of 2007 and this deterioration was materially worse than we experienced for loans insured through the flow channel or loans insured through the remainder of our bulk channel. As of December 31, 2007 we established a premium deficiency reserve of approximately $1.2 billion. As of December 31, 2009, the premium deficiency reserve was $193 million. At each date, the premium deficiency reserve is the present value of expected future losses and expenses that exceeded the present value of expected future premium and already established loss reserves on these bulk transactions.

     The mortgage insurance industry is experiencing material losses, especially on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is significant uncertainty surrounding what our ultimate losses will be on our 2006 and 2007 books. Our current expectation, however, is that these books will continue to generate material incurred and paid losses for a number of years. There can be no assurance that additional premium deficiency reserves on Wall Street Bulk or on other portions of our insurance portfolio will not be required.

We may not be able to repay the amounts that we owe under our Senior Notes due in September 2011.

     As of December 31, 2009, we had a total of approximately $84 million in short-term investments available at our holding company. These investments are virtually all of our holding company’s liquid assets. As of January 18, 2010, our holding company had approximately $78.4 million of Senior Notes due in September 2011 (during 2009, our holding company purchased $121.6 million principal amount of these Notes) and $300 million of Senior Notes due in November 2015 outstanding. On an annual basis as of December 31, 2009, our holding company’s current use of funds for interest payments on its Senior Notes approximates $21 million.

     While under the Fannie Mae Agreement (see the risk factor titled “While our plan to write new insurance in MGIC Indemnity Corporation (“MIC”) is moving forward, we cannot guarantee that even if it is implemented it will allow us to continue to write new insurance in the future.”), MGIC may not pay dividends to our holding company without Fannie Mae’s consent, Fannie Mae has consented to dividends of not more than $100 million in the aggregate to purchase existing debt obligations of our holding company or to pay such obligations at maturity. Any dividends from MGIC to our holding company would require the approval of the OCI, and may require other approvals.

     Covenants in the Senior Notes include the requirement that there be no liens on the stock of the designated subsidiaries unless the Senior Notes are equally and ratably secured; that there be no disposition of the stock of designated subsidiaries unless all of the stock is disposed of for consideration equal to the fair market value of the stock; and that we and the designated subsidiaries preserve our corporate existence, rights and franchises unless we or such subsidiary determines that such preservation is no longer necessary in the conduct of its business and that the loss thereof is not disadvantageous to the Senior Notes. A designated subsidiary is any of our consolidated subsidiaries which has shareholders’ equity of at least 15% of our consolidated shareholders’ equity.

     See Note 3, “Convertible debentures and related derivatives,” to our consolidated financial statements in Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 for more information regarding our holding company’s assets and liabilities as of that date, including information about its junior convertible debentures and its election to defer payment of interest on them that was scheduled to be paid April 1, 2009 and October 1, 2009.

MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements.

     The majority of our insurance written is for loans sold to Fannie Mae and Freddie Mac, each of which has mortgage insurer eligibility requirements. As a result of MGIC’s financial strength rating being below Aa3/AA-, it is operating with each GSE as an eligible insurer under a remediation plan. We believe that the GSEs view remediation plans as a continuing process of interaction between a mortgage insurer and the GSE that continues until the mortgage insurer under the remediation plan once again has a rating of at least Aa3/AA-. There can be no assurance that MGIC will be able to continue to operate as an eligible mortgage insurer under a remediation plan. If MGIC ceases being eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings.

Loan modification and other similar programs may not provide material benefits to us.

     Beginning in the fourth quarter of 2008, the federal government, including through the FDIC and the GSEs, and several lenders have adopted programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. For the quarter ending December 31, 2009, we were notified of modifications involving loans with risk in force of approximately $263 million.

     One such program is the Home Affordable Modification Program (“HAMP”), which was announced by the US Treasury in early 2009. Some of HAMP’s eligibility criteria require current information about borrowers, such as his or her current income and non-mortgage debt payments. Because the GSEs and servicers do not share such information with us, we cannot determine with certainty the number of loans in our delinquent inventory that are eligible to participate in HAMP. We believe that it could take several months from the time a borrower has made all of the payments during HAMP’s three month “trial modification” period for the loan to be reported to us as a cured delinquency. We are aware of approximately 29,700 loans in our delinquent inventory at December 31, 2009 for which the HAMP trial period has begun and approximately 2,400 delinquent loans have cured their delinquency after entering HAMP. We rely on information provided to us by the GSEs and servicers. We do not receive all of the information from such sources that is required to determine with certainty the number of loans that are participating in, or have successfully completed, HAMP.

     Under HAMP, a net present value test (the “NPV Test”) is used to determine if loan modifications will be offered. For loans owned or guaranteed by the GSEs, servicers may, depending on the results of the NPV Test and other factors, be required to offer loan modifications, as defined by HAMP, to borrowers. As of December 1, 2009, the GSEs changed how the NPV Test is used. These changes made it more difficult for some loans to be modified under HAMP. While we lack sufficient data to determine the impact of these changes, we believe that they may materially decrease the number of our loans that will participate in HAMP.

     Even if a loan is modified, the effect on us of loan modifications depends on how many modified loans subsequently re-default, which in turn can be affected by changes in housing values. Re-defaults can result in losses for us that could be greater than we would have paid had the loan not been modified. At this point, we cannot predict with a high degree of confidence what the ultimate re-default rate will be, and therefore we cannot ascertain with confidence whether these programs will provide material benefits to us. In addition, because we do not have information in our database for all of the parameters used to determine which loans are eligible for modification programs, our estimates of the number of loans qualifying for modification programs are inherently uncertain. If legislation is enacted to permit a mortgage balance to be reduced in bankruptcy, we would still be responsible to pay the original balance if the borrower re-defaulted on that mortgage after its balance had been reduced. Various government entities and private parties have enacted foreclosure moratoriums. A moratorium does not affect the accrual of interest and other expenses on a loan. Unless a loan is modified during a moratorium to cure the default, at the expiration of the moratorium additional interest and expenses would be due which could result in our losses on loans subject to the moratorium being higher than if there had been no moratorium.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

     In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. The factors affecting the length of time our insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.

     During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.

The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.

     These alternatives to private mortgage insurance include:

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration, or FHA, and the Veterans Administration,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance, using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, or accepting credit risk without credit enhancement, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

     The FHA, which until 2008 was not viewed by us as a significant competitor, substantially increased its market share beginning in 2008. We believe that the FHA’s market share increased, in part, because mortgage insurers have tightened their underwriting guidelines (which has led to increased utilization of the FHA’s programs) and because of increases in the amount of loan level delivery fees that the GSEs assess on loans (which result in higher costs to borrowers). Recent federal legislation and programs have also provided the FHA with greater flexibility in establishing new products and have increased the FHA’s competitive position against private mortgage insurers.

Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.

     In recent years, the level of competition within the private mortgage insurance industry has been intense as many large mortgage lenders reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. Our private mortgage insurance competitors include:

•	PMI Mortgage Insurance Company,

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	Republic Mortgage Insurance Company, whose parent, based on information filed with the SEC through January 14, 2010, is our largest shareholder, and

•	CMG Mortgage Insurance Company.

     Our relationships with our customers could be adversely affected by a variety of factors, including continued tightening of and adherence to our underwriting guidelines, which have resulted in our declining to insure some of the loans originated by our customers, rescission of loans that affect the customer and our decision to discontinue ceding new business under excess of loss captive reinsurance programs. In the fourth quarter of 2009, Bank of America ceased doing business with us as a result of its dissatisfaction with our rescissions practices (and as discussed under the risk factor titled “We are subject to the risk of private litigation and regulatory proceedings,” shortly thereafter commenced litigation against us). Bank of America and its Countrywide subsidiaries accounted for 12.0% of our flow new insurance written in 2008 and 8.3% of our new insurance written in the first three quarters of 2009. The FHA, which in recent years was not viewed by us as a significant competitor, substantially increased its market share beginning in 2008.

     While the mortgage insurance industry has not had new entrants in many years, the perceived increase in credit quality of loans that are being insured today combined with the deterioration of the financial strength ratings of the existing mortgage insurance companies could encourage new entrants. One new mortgage insurance company has publicly announced that it has received capital commitments, purchased an information technology and operating platform from a mortgage insurance company that is in runoff, has been licensed by some states and is in the process of being licensed in the remaining states. In addition, we understand that another potential new entrant has advertised for employees.

Your ownership in our company may be diluted by additional capital that we could raise or if the holders of our convertible debentures convert their debentures into shares of our common stock.

     We have filed, and the SEC has declared effective, a shelf registration statement that would allow us to sell up to $850 million of common stock, preferred stock, debt and other types of securities. While we have no current plans to sell any securities under this registration statement, any capital that we do raise through the sale of common stock or equity or equity-linked securities senior to our common stock or convertible into our common stock will dilute your ownership percentage in our company and may decrease the market price of our common shares. Furthermore, the securities may have rights, preferences and privileges that are senior or otherwise superior to those of our common shares.

     We have approximately $390 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We have elected to defer the payment of a total of approximately $35 million of interest on these debentures. We may also defer additional interest in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also converted into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures.

Our common stock could be delisted from the NYSE.

     The listing of our common stock on the New York Stock Exchange, or NYSE, is subject to compliance with NYSE’s continued listing standards, including that the average closing price of our common stock during any 30 trading day period equal or exceed $1.00 and that our average market capitalization for any such period equal or exceed $15 million. The NYSE can also, in its discretion, discontinue listing a company’s common stock if the company discontinues a substantial portion of its operations. If we do not satisfy any of NYSE’s continued listing standards or if we cease writing new insurance, our common stock could be delisted from the NYSE unless we cure the deficiency during the time provided by the NYSE. If the NYSE were to delist our common stock, it likely would result in a significant decline in the trading price, trading volume and liquidity of our common stock. We also expect that the suspension and delisting of our common stock would lead to decreases in analyst coverage and market-making activity relating to our common stock, as well as reduced information about trading prices and volume. As a result, it could become significantly more difficult for our shareholders to sell their shares of our common stock at prices comparable to those in effect prior to delisting or at all.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.

     The factors that affect the volume of low-down-payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards and liquidity issues affecting lenders,

•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

We are subject to the risk of private litigation and regulatory proceedings.

     Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. Seven mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in late December 2004 following denial of class certification in June 2004. Since December 2006, class action litigation was separately brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. While we are not a defendant in any of these cases, there can be no assurance that we will not be subject to future litigation under RESPA or FCRA or that the outcome of any such litigation would not have a material adverse effect on us.

     We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. Given the recent significant losses incurred by many insurers in the mortgage and financial guaranty industries, our insurance subsidiaries have been subject to heightened scrutiny by insurance regulators. State insurance regulatory authorities could take actions, including changes in capital requirements or termination of waivers of capital requirements, that could have a material adverse effect on us.

     In June 2005, in response to a letter from the New York Insurance Department, we provided information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. In February 2006, the New York Insurance Department requested MGIC to review its premium rates in New York and to file adjusted rates based on recent years’ experience or to explain why such experience would not alter rates. In March 2006, MGIC advised the New York Insurance Department that it believes its premium rates are reasonable and that, given the nature of mortgage insurance risk, premium rates should not be determined only by the experience of recent years. In February 2006, in response to an administrative subpoena from the Minnesota Department of Commerce, which regulates insurance, we provided the Department with information about captive mortgage reinsurance and certain other matters. We subsequently provided additional information to the Minnesota Department of Commerce, and beginning in March 2008 that Department has sought additional information as well as answers to questions regarding captive mortgage reinsurance on several occasions. In June 2008, we received a subpoena from the Department of Housing and Urban Development, commonly referred to as HUD, seeking information about captive mortgage reinsurance similar to that requested by the Minnesota Department of Commerce, but not limited in scope to the state of Minnesota. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.

     The anti-referral fee provisions of RESPA provide that HUD as well as the insurance commissioner or attorney general of any state may bring an action to enjoin violations of these provisions of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

     In October 2007, the Division of Enforcement of the Securities and Exchange Commission requested that we voluntarily furnish documents and information primarily relating to C-BASS, the now-terminated merger with Radian and the subprime mortgage assets “in the Company’s various lines of business.” We have provided responsive documents and/or other information to the Securities and Exchange Commission and understand this matter is ongoing.

     Five previously-filed purported class action complaints filed against us and several of our executive officers were consolidated in March 2009 in the United States District Court for the Eastern District of Wisconsin and Fulton County Employees’ Retirement System was appointed as the lead plaintiff. The lead plaintiff filed a Consolidated Class Action Complaint (the “Complaint”) on June 22, 2009. Due in part to its length and structure, it is difficult to summarize briefly the allegations in the Complaint but it appears the allegations are that we and our officers named in the Complaint violated the federal securities laws by misrepresenting or failing to disclose material information about (i) loss development in our insurance in force, and (ii) C-BASS, including its liquidity. The Complaint also names two officers of C-BASS with respect to the Complaint’s allegations regarding C-BASS. The purported class period covered by the Complaint begins on October 12, 2006 and ends on February 12, 2008. The Complaint seeks damages based on purchases of our stock during this time period at prices that were allegedly inflated as a result of the purported misstatements and omissions. With limited exceptions, our bylaws provide that our officers are entitled to indemnification from us for claims against them of the type alleged in the Complaint. We filed a motion to dismiss the Complaint in August 2009 and briefing related to this motion was completed in November 2009. We are unable to predict the outcome of these consolidated cases or estimate our associated expenses or possible losses. Other lawsuits alleging violations of the securities laws could be brought against us.

     Two law firms have issued press releases to the effect that they are investigating whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan’s investment in or holding of our common stock. With limited exceptions, our bylaws provide that the plan fiduciaries are entitled to indemnification from us for claims against them. We intend to defend vigorously any proceedings that may result from these investigations.

     As we previously disclosed, for some time we have had discussions with lenders regarding their objections to rescissions that in the aggregate are material. On December 17, 2009 entities related to Countrywide filed a complaint for declaratory relief in the Superior Court of the State of California in San Francisco against MGIC. This complaint alleges that MGIC has denied, and continues to deny, valid mortgage insurance claims submitted by the plaintiffs and says it seeks declaratory relief regarding the proper interpretation of the flow insurance policies at issue. On January 19, 2010, we removed this case to the United States District Court for the Northern District of California. We intend to defend MGIC against the allegations in this complaint vigorously. However, we are unable to predict the outcome of this case or its effect on us. During 2008 and 2009, rescissions of Countrywide-related flow loans mitigated our paid losses by approximately $100 million. In addition, we have a substantial pipeline of claims investigations (including investigations involving loans related to Countrywide) that we expect will eventually result in future rescissions. For additional information about rescissions, see the risk factor titled “We may not continue to realize benefits from rescissions at the levels we have recently experienced and we may not prevail in proceedings challenging whether our rescissions were proper.”

The Internal Revenue Service has proposed significant adjustments to our taxable income for 2000 through 2004.

     The Internal Revenue Service conducted an examination of our federal income tax returns for taxable years 2000 though 2004. On June 1, 2007, as a result of this examination, we received a revenue agent report. The adjustments reported on the revenue agent report would substantially increase taxable income for those tax years and resulted in the issuance of an assessment for unpaid taxes totaling $189.5 million in taxes and accuracy related penalties, plus applicable interest. We have agreed with the Internal Revenue Service on certain issues and paid $10.5 million in additional taxes and interest. The remaining open issue relates to our treatment of the flow through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits, or REMICs. This portfolio has been managed and maintained during years prior to, during and subsequent to the examination period. The Internal Revenue Service has indicated that it does not believe, for various reasons, that we have established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We disagree with this conclusion and believe that the flow through income and loss from these investments was properly reported on our federal income tax returns in accordance with applicable tax laws and regulations in effect during the periods involved and have appealed these adjustments. The appeals process may take some time and a final resolution may not be reached until a date many months or years into the future. In July 2007, we made a payment on account of $65.2 million with the United States Department of the Treasury to eliminate the further accrual of interest. We believe, after discussions with outside counsel about the issues raised in the revenue agent report and the procedures for resolution of the disputed adjustments, that an adequate provision for income taxes has been made for potential liabilities that may result from these notices. If the outcome of this matter results in payments that differ materially from our expectations, it could have a material impact on our effective tax rate, results of operations and cash flows.

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.

     As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.

The implementation of the Basel II capital accord, or other changes to our customers’ capital requirements, may discourage the use of mortgage insurance.

     In 1988, the Basel Committee on Banking Supervision developed the Basel Capital Accord (Basel I), which set out international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the Basel Committee issued an update to Basel I (as revised in November 2005, Basel II). Basel II was implemented by many banks in the United States and many other countries in 2009 and may be implemented by the remaining banks in the United States and many other countries in 2010. Basel II affects the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities.

     The Basel II provisions related to residential mortgages and mortgage insurance, or other changes to our customers’ capital requirements, may provide incentives to certain of our bank customers not to insure mortgages having a lower risk of claim and to insure mortgages having a higher risk of claim. The Basel II provisions may also alter the competitive positions and financial performance of mortgage insurers in other ways.

We may not be able to recover the capital we invested in our Australian operations for many years and may not recover all of such capital.

     We have committed significant resources to begin international operations, primarily in Australia, where we started to write business in June 2007. In view of our need to dedicate capital to our domestic mortgage insurance operations, we have reduced our Australian headcount and are no longer writing new business in Australia. In addition to the general economic and insurance business-related factors discussed above, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia.

We are susceptible to disruptions in the servicing of mortgage loans that we insure.

     We depend on reliable, consistent third-party servicing of the loans that we insure. A recent trend in the mortgage lending and mortgage loan servicing industry has been towards consolidation of loan servicers. This reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, current housing market trends have led to significant increases in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses. Future housing market conditions could lead to additional such increases. Managing a substantially higher volume of non-performing loans could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. Disruptions in servicing, in turn, could contribute to a rise in delinquencies among those loans and could have a material adverse effect on our business, financial condition and operating results.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
		(Unaudited)
	(in thousands of dollars, except per share data)
Net premiums written	$286,877	$360,754	$1,243,027	$1,466,047

Net premiums earned	$305,864	$355,088	$1,302,341	$1,393,180
Investment income	73,941	80,441	304,678	308,517
Realized gains (losses), net	27,030	(3,744)	92,874	52,889
Total other-than-temporary impairment losses	(7,601)	(25,198)	(42,704)	(65,375)
Portion of loss recognized in other comprehensive
income (loss), before taxes	1,764	—	1,764	—

Net impairment losses recognized in earnings	(5,837)	(25,198)	(40,940)	(65,375)
Other revenue	4,525	4,899	49,573	32,315

Total revenues	405,523	411,486	1,708,526	1,721,526
Losses and expenses:
Losses incurred	880,877	903,438	3,379,444	3,071,501
Change in premium deficiency reserve	(14,617)	(129,586)	(261,150)	(756,505)
Underwriting and other expenses, net	56,209	63,668	239,612	271,314
Reinsurance fee	—	811	26,407	1,781
Interest expense	20,824	23,689	89,266	81,074

Total losses and expenses	943,293	862,020	3,473,579	2,669,165

Loss before tax and joint ventures	(537,770)	(450,534)	(1,765,053)	(947,639)
Benefit from income taxes	(257,656)	(174,946)	(442,776)	(397,798)
Income from joint ventures, net of tax (1)	—	—	—	24,486

Net loss	$(280,114)	$(275,588)	$(1,322,277)	$(525,355)

Diluted weighted average common shares
outstanding (Shares in thousands)	124,296	123,835	124,209	113,962

Diluted loss per share	$(2.25)	$(2.23)	$(10.65)	$(4.61)

(1) Diluted EPS contribution from Sherman	$—	$—	$—	$0.20

NOTE: During the second quarter of 2009, the Company adopted new accounting standards regarding the recognition and presentation of other- than-temporary impairments. The new accounting guidance revises the recognition and reporting requirements for other-than-temporary impairments on the Company’s fixed income securities. The revised presentation on realized gains and losses above is in accordance with this new guidance.

NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains and losses.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	December 31,	December 31,	December 31,
	2009	2008	2007
	(Unaudited)	(Unaudited)	(Audited)
	(in thousands of dollars, except per share data)
ASSETS

Investments (1)	$7,254,465	$7,045,536	$5,896,233
Cash and cash equivalents	1,185,739	1,097,334	288,933
Reinsurance recoverable on loss reserves (2)	332,227	232,988	35,244
Prepaid reinsurance premiums	3,554	4,416	8,715
Home office and equipment, net	29,556	32,255	34,603
Deferred insurance policy acquisition costs	9,022	11,504	11,168
Other assets	589,856	722,701	1,441,465

	$9,404,419	$9,146,734	$7,716,361

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Loss reserves (2)	6,704,990	4,775,552	2,642,479
Premium deficiency reserve	193,186	454,336	1,210,841
Unearned premiums	280,738	336,098	272,233
Short- and long-term debt	377,098	698,446	798,250
Convertible debentures	291,785	272,465	—
Other liabilities	254,041	175,604	198,215

Total liabilities	8,101,838	6,712,501	5,122,018
Shareholders’ equity	1,302,581	2,434,233	2,594,343

	$9,404,419	$9,146,734	$7,716,361

Book value per share (3)	$10.41	$19.46	$31.72

(1) Investments include net unrealized gains (losses) on securities	159,733	(78,899)	101,982
(2) Loss reserves, net of reinsurance recoverable on loss reserves	6,372,763	4,542,564	2,607,235
(3) Shares outstanding	125,101	125,068	81,793

NOTE: Certain amounts in the 2008 financials have been retrospectively adjusted to reflect the adoption of a new accounting standard regarding convertible debt. See next page for details.

ADOPTION OF NEW ACCOUNTING STANDARD

Effective January 1, 2009, the Company adopted a new accounting standard regarding the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). This standard requires retrospective application. As such, amounts relating to 2008 have been retrospectively adjusted to reflect the Company’s adoption of this standard.

	Three Months Ended December 31, 2008		Twelve Months Ended December 31, 2008
		As originally		As originally
	As adjusted	reported	As adjusted	reported
		(Unaudited)
	(in thousands of dollars, except per share data)
Interest expense	$23,689	$20,240	$81,074	$71,164
Benefit from income taxes	(174,946)	(173,738)	(397,798)	(394,329)
Net loss	(275,588)	(273,347)	(525,355)	(518,914)
Diluted loss per share	(2.23)	(2.21)	(4.61)	(4.55)

CONSOLIDATED BALANCE SHEET AS OF

		As originally
	As adjusted	reported
	December 31,	December 31,
	2008	2008
	(Unaudited)
Other assets	$722,701	$758,796
Convertible debentures	272,465	375,593
Shareholders’ equity	2,434,233	2,367,200
Book value per share	19.46	18.93

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
		(Unaudited)
	(in thousands of dollars, except per share data)
Diluted earnings per share contribution from realized gains (losses):
Realized gains (losses) and impairment losses	$21,193	$(28,942)	$51,934	$(12,486)
Income taxes at 35% (1)	—	(10,130)	—	(4,370)

After tax realized gains	21,193	(18,812)	51,934	(8,116)
Weighted average shares	124,296	123,835	124,209	113,962

Diluted EPS contribution from realized
gains and impairment losses	$0.17	$(0.15)	$0.42	$(0.07)

(1) Due to the establishment of a valuation allowance income taxes provided are not currently affected by realized gains or losses.

Management believes the diluted earnings per share contribution from realized gains or losses provides useful information to investors because it shows the after-tax effect of these items, which can be discretionary.

OTHER INFORMATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
New primary insurance written (“NIW”) (millions)	$2,989	$5,469	$19,942	$48,230

New risk written (millions):
Primary	$637	$1,240	$4,149	$11,669

Product mix as a % of primary flow NIW
> 95% LTVs	1%	3%	1%	18%
ARMs	1%	1%	1%	1%
Refinances	19%	18%	40%	26%

The results of our operations in Australia are included in the financial statements in this document but the other information in this document does not include our Australian operations, which are immaterial.

Additional Information

	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009
New insurance written (billions)
Total	$9.7	$5.5	$6.4	$5.9	$4.6	$3.0
Flow	$9.7	$5.5	$6.4	$5.9	$4.6	$3.0
Bulk	$—	$—	$—	$—	$—	$—

Insurance in force (billions)
Total	$228.2	$227.0	$223.9	$220.1	$216.8	$212.2
Flow	$194.9	$195.0	$193.1	$190.6	$188.4	$185.0
Bulk	$33.3	$32.0	$30.8	$29.5	$28.4	$27.2

Annual Persistency	82.1%	84.4%	85.1%	85.1%	85.2%	84.7%

Primary IIF (billions) (1)	$228.2	$227.0	$223.9	$220.1	$216.8	$212.2
Prime (620 & >)	$182.7	$183.1	$181.8	$179.7	$178.0	$175.2
A minus (575 - 619)	$14.5	$14.0	$13.5	$13.0	$12.5	$12.1
Sub-Prime (< 575)	$3.9	$3.8	$3.5	$3.4	$3.3	$3.2
Reduced Doc (All FICOs)	$27.1	$26.1	$25.1	$24.0	$23.0	$21.7

Primary RIF (billions) (1)	$59.4	$59.0	$57.9	$56.7	$55.7	$54.3
Prime (620 & >)	$47.0	$47.0	$46.4	$45.7	$45.1	$44.2
A minus (575 - 619)	$3.9	$3.8	$3.7	$3.5	$3.4	$3.3
Sub-Prime (< 575)	$1.1	$1.1	$1.0	$1.0	$1.0	$0.9
Reduced Doc (All FICOs)	$7.4	$7.1	$6.8	$6.5	$6.2	$5.9

Risk in force by FICO
% (FICO 620 & >)	90.4%	90.7%	91.0%	91.0%	91.3%	90.9%
% (FICO 575 - 619)	7.4%	7.2%	7.0%	7.0%	6.8%	7.1%
% (FICO < 575)	2.2%	2.1%	2.0%	2.0%	1.9%	2.0%

Average Coverage Ratio (RIF/IIF) (1)
Total	26.0%	26.0%	25.9%	25.8%	25.7%	25.6%
Prime (620 & >)	25.7%	25.7%	25.5%	25.4%	25.3%	25.2%
A minus (575 - 619)	27.2%	27.5%	27.8%	26.9%	27.2%	27.3%
Sub-Prime (< 575)	28.9%	28.3%	28.6%	29.4%	30.3%	28.1%
Reduced Doc (All FICOs)	27.2%	27.2%	27.1%	27.1%	27.0%	27.2%

Average Loan Size (thousands) (1)
Total IIF	$153.30	$154.10	$154.59	$155.23	$155.74	$155.96
Flow	$149.97	$151.10	$151.82	$152.68	$153.44	$153.89
Bulk	$176.23	$175.38	$174.52	$173.99	$172.96	$171.72
Prime (620 & >)	$150.04	$151.24	$152.08	$153.09	$153.93	$154.48
A minus (575 - 619)	$133.09	$132.38	$131.70	$131.22	$130.85	$130.41
Sub-Prime (< 575)	$121.99	$121.23	$120.48	$119.69	$119.10	$118.44
Reduced Doc (All FICOs)	$208.66	$208.02	$207.02	$205.89	$204.70	$203.34

Primary IIF — # of loans (1)	1,488,676	1,472,757	1,448,547	1,418,000	1,392,256	1,360,456
Prime (620 & >)	1,217,403	1,210,712	1,195,290	1,174,036	1,156,520	1,133,802
A minus (575 - 619)	109,475	105,698	102,339	98,835	95,753	92,741
Sub-Prime (< 575)	32,067	30,718	29,669	28,628	27,835	26,986
Reduced Doc (All FICOs)	129,731	125,629	121,249	116,501	112,148	106,927

Primary IIF — Delinquent Roll Forward — # of Loans
Beginning Delinquent Inventory	128,231	151,908	182,188	195,718	212,237	235,610
Plus: New Notices	68,832	76,987	68,912	63,067	66,783	61,114
Less: Cures	(38,815)	(39,846)	(47,337)	(36,784)	(31,963)	(33,167)
Less: Paids (including those charged
to a deductible or captive)	(5,795)	(5,832)	(6,348)	(6,904)	(7,305)	(9,175)
Less: Rescissions and denials	(545)	(1,029)	(1,697)	(2,860)	(4,142)	(3,942)
Ending Delinquent Inventory	151,908	182,188	195,718	212,237	235,610	250,440

Primary IIF — # of Delinquent Loans (1)	151,908	182,188	195,718	212,237	235,610	250,440
Flow	98,023	122,693	134,745	150,304	171,584	185,828
Bulk	53,885	59,495	60,973	61,933	64,026	64,612

Prime (620 & >)	76,110	95,672	106,184	119,174	137,789	150,642
A minus (575 - 619)	28,384	31,907	31,633	33,418	36,335	37,711
Sub-Prime (< 575)	12,705	13,300	12,666	12,819	13,432	13,687
Reduced Doc (All FICOs)	34,709	41,309	45,235	46,826	48,054	48,400

	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009

Primary IIF Delinquency Rates (1)	10.20%	12.37%	13.51%	14.97%	16.92%	18.41%
Flow	7.54%	9.51%	10.59%	12.04%	13.97%	15.46%
Bulk	28.53%	32.64%	34.53%	36.54%	39.04%	40.87%

Prime (620 & >)	6.25%	7.90%	8.88%	10.15%	11.91%	13.29%
A minus (575 - 619)	25.93%	30.19%	30.91%	33.81%	37.95%	40.66%
Sub-Prime (< 575)	39.62%	43.30%	42.69%	44.78%	48.26%	50.72%
Reduced Doc (All FICOs)	26.75%	32.88%	37.31%	40.19%	42.85%	45.26%

Net Paid Claims (millions) (1) (5)	$330	$310	$356	$380	$417	$515
Flow	$127	$155	$170	$209	$234	$318
Bulk	$184	$137	$165	$141	$148	$160
Reinsurance	$(4)	$(6)	$(9)	$(10)	$(12)	$(10)
Other	$23	$24	$30	$40	$47	$47
Reinsurance terminations (5)	$—	$(260)	$—	$—	$(41)	$(78)

Prime (620 & >)	$131	$135	$160	$188	$204	$279
A minus (575 - 619)	$54	$55	$59	$57	$57	$58
Sub-Prime (< 575)	$32	$24	$24	$26	$21	$24
Reduced Doc (All FICOs)	$94	$78	$92	$79	$100	$117

Primary Average Claim Payment (thousands) (1)	$53.9	$50.6	$53.6	$51.4	$53.0	$52.6
Flow	$39.1	$41.6	$42.1	$44.6	$46.6	$47.4
Bulk	$73.4	$66.9	$74.7	$66.4	$67.7	$67.4

Prime (620 & >)	$46.4	$44.1	$46.4	$47.7	$47.3	$48.6
A minus (575 - 619)	$50.4	$48.8	$53.3	$46.7	$48.9	$46.6
Sub-Prime (< 575)	$49.1	$46.2	$50.3	$51.5	$50.3	$51.1
Reduced Doc (All FICOs)	$77.0	$73.3	$75.2	$68.5	$76.4	$71.4

Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing (2)	45.1%	30.0%	28.9%	28.1%	25.6%
% Quarterly NIW subject to risk sharing (2)	22.7%	24.1%	6.5%	5.0%	4.7%
Premium ceded (millions)	$53.7	$42.4	$31.1	$29.4	$23.3	$19.6
Captive trust fund assets (millions) (5)	$796	$582	$605	$625	$604	$547

Captive Reinsurance Ceded Losses Incurred
- Flow Only (millions)	$153.0	$165.5	$70.6	$60.6	$60.5	$28.8
Active excess of Loss
Book Year 2005	$2.0	$3.7	$5.2	$6.2	$7.1	$4.9
Book Year 2006	$48.3	$13.7	$11.0	$9.9	$10.1	$4.9
Book Year 2007	$77.1	$28.8	$27.1	$20.5	$27.7	$9.3
Book Year 2008		$2.4	$3.4	$2.5	$3.1	$0.6
Active quota Share
Book Year 2005	$2.9	$3.8	$3.2	$3.3	$1.6	$1.4
Book Year 2006	$5.1	$5.8	$4.3	$5.1	$2.4	$2.3
Book Year 2007	$15.2	$16.8	$14.3	$10.7	$3.8	$2.7
Book Year 2008	$2.4	$2.7	$2.1	$2.4	$1.2	$1.0
Terminated agreements	$—	$87.8	$—	$—	$3.5	$1.7

Other:

Direct Pool Risk in Force (millions) (3)	$2,206	$1,902	$1,799	$1,763	$1,681	$1,668

Mortgage Guaranty Insurance Corporation
- Risk to Capital (6)	12.3:1	12.9:1	14.2:1	13.8:1	17.3:1	19.4:1	(7)
Combined Insurance Companies — Risk to Capital (6)	13.9:1	14.7:1	16.1:1	15.8:1	19.7:1	22.1:1	(7)

GAAP loss ratio (insurance operations only) (4)	230.3%	254.4%	213.0%	221.7%	330.8%	288.0%
GAAP expense ratio (insurance operations only)	13.5%	13.4%	14.7%	15.2%	16.4%	14.4%

(1) In accordance with industry practice, loans approved by GSE and other automated underwriting (AU) systems under “doc waiver” programs that do not require verification of borrower income are classified by MGIC as “full doc.” Based in part on information provide by the GSEs, MGIC estimates full doc loans of this type were approximately 4% of 2007 NIW. Information for other periods is not available. MGIC understands these AU systems grant such doc waivers for loans they judge to have higher credit quality. MGIC also understands that the GSEs terminated their “doc waiver” programs in the second half of 2008. Reduced documentation loans only appear in the reduced documentation category and do not appear in any of the other categories.

(2) Latest Quarter data not available due to lag in reporting

(3) Represents contractual aggregate loss limits and, at December 31, 2009, December 31, 2008 and December 31, 2007, respectively, for $2.0 billion, $2.5 billion and $4.1 billion of risk without such limits, risk is calculated at $190 million, $150 million and $475 million, the estimated amounts that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(4) As calculated, does not reflect any effects due to premium deficiency.

(5) Net paid claims, as presented, does not include amounts received in conjunction with termination of reinsurance agreements. In a termination, the agreement is cancelled, with no future premium ceded and funds for any incurred but unpaid losses transferred to us. The transferred funds result in an increase in the investment portfolio (including cash and cash equivalents) and there is a corresponding decrease in reinsurance recoverable on loss reserves. This results in an increase in net loss reserves, which is offset by a decrease in net losses paid.

(6) Beginning with our June 30, 2009 risk to capital calculations we have deducted risk in force on policies currently in default and for which loss reserves have been established. Risk to capital ratios for prior periods were not recalculated.

(7) Preliminary